Exhibit 10.1

Arena Pharmaceuticals, Inc.

Non-Employee Director Compensation

Beginning January 1, 2013

Equity

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Continuing directors and new directors elected at our annual stockholders’ meeting: A number of Restricted Stock Units (“RSUs”) determined by dividing $165,000 by the Fair Market Value (as defined below) of our common stock on the grant date. The RSUs are granted effective on the date of our annual stockholders’ meeting, and vest in equal monthly installments over one year from the date of grant, subject to vesting conditions set forth below.

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New directors appointed or elected other than at our annual stockholders’ meeting: A prorated number of RSUs determined by (a) dividing $165,000 by the Fair Market Value of our common stock on the applicable grant date for the new director and (b) multiplying that number by a fraction, the numerator of which is the number of months following the applicable grant date until the one-year anniversary of our most recent preceding annual stockholders’ meeting (the “Prior Meeting”) and the denominator of which is 12. The RSUs are granted to such new director effective on the Prior Meeting monthly anniversary date that coincides with or first follows the date of the new director’s appointment or election, and vest in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share) beginning on the grant date and ending on the one-year anniversary of the Prior Meeting, subject to vesting conditions set forth below.

RSU Vesting Conditions

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Except in the event of a director’s Separation From Service due to death or Disability, (a) vesting of the RSUs is subject to the director’s provision of continued services to Arena through the applicable vesting date, and (b) unvested RSUs terminate upon the director’s Separation From Service for any reason.

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In the event of a director’s Separation From Service due to death or Disability, or a Change in Control of Arena that occurs upon or prior to a Separation From Service, all of the director’s RSUs become fully vested.

Issuance of Shares

Each RSU covers one share of our common stock, subject to capitalization adjustments in certain circumstances in accordance with the applicable long-term incentive plan. The issuance of the shares of common stock underlying the vested RSUs will be mandatorily delayed until the earliest of the following dates: (a) the three year anniversary of the grant date; (b) the director’s Separation From Service (for any reason); or (c) a Change in Control of Arena. It is intended that the issuance of shares in settlement of the RSUs will be in compliance with the requirements of Section 409A of the Internal Revenue Code and any ambiguities herein shall be interpreted accordingly.

Certain Definitions

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“Change in Control” shall mean an event that: (a) is a “Change in Control” as such term is defined in the applicable long-term incentive plan, and (b) also qualifies as either: (i) a change in the ownership of

Arena, (ii) a change in the effective control of Arena, or (iii) a change in the ownership of a substantial portion of Arena’s assets (as each of these events are defined in Treas. Reg. § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements).

•	“Disability” shall mean the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion.

•	“Fair Market Value” is as defined in the applicable long-term incentive plan.

•	“Separation From Service” means the director has had a separation from service with Arena for purposes of Section 409A of the Internal Revenue Code.

Cash

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Annual retainer for directors: $10,000 per quarter, paid in advance, subject to continuing service as a director. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected.

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Additional annual retainer for lead independent director: An additional $5,000 per quarter, paid in advance, subject to continuing service as lead independent director. New lead independent directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position.

•	Meeting attendance fees:

•	General: $1,000

•	Exceptions for committee meetings:

•	Audit Chair Meeting Attendance Fee: $3,500

•	Audit Member Attendance Fee: $2,000

•	Other Chair Meeting Attendance Fee: $2,500

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

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